                                EXHIBIT 16.(11)

                               OPINION OF COUNSEL

                                [ATFA Letterhead]

March 4, 2004

AEGON/Transamerica Series Fund, Inc
P.O. Box 9015
Clearwater, Florida 33758-9015

Dear Sir or Madam:

         This opinion is furnished in connection with the proposed filing of an N-14 on behalf of AEGON/Transamerica Series Fund, Inc.

         1. AEGON/Transamerica Series Fund, Inc. has been duly organized, is existing in good standing and is authorized to issue shares of "beneficial interest."

         2. The shares of AEGON/Transamerica Series Fund, Inc. to be issued in connection with the Registration Statement have been duly authorized and when issued and delivered as provided in the Registration Statement will be validly issued, fully paid and nonassessable.

         I, as legal counsel to AEGON/Transamerica Series Fund, Inc., hereby consent to the filing of this opinion with the N-14 filing.

Very truly yours,

/s/ John K. Carter
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John K. Carter
Senior Vice President, General Counsel & Secretary